Exhibit 21.5

Subsidiaries of Registrant

Wako Logistics Group, Inc. has the following subsidiaries:

Wako Express (HK) Co. Ltd. - Hong Kong

Wako Air Express (HK) Co. Ltd. - Hong Kong

Wako Express (China) Co. Ltd. - Mainland China

Kay O’Neill (USA) LLC - Illinois